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Filed by Peregrine Semiconductor Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Peregrine Semiconductor Corporation
Commission File No.: 001-35623

The following are articles relate to the proposed merger between Peregrine Semiconductor Corporation and Murata Electronics North America, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of August 22, 2014.

Patrick H.
Technical Editor at Microwave Journal covering the RF/microwave industry
RF Merger Mania
Aug 22 2014

The RF industry has had an unprecedented number of larger mergers this year. I believe it is a sign the wireless is maturing and bigger companies with scale are needed to drive down costs to mainstream our technology. It started early this year when Macom acquired Nitronex and then kicked into high gear in early summer with the mergers of RFMD and TriQuint, Cobham and Aeroflex, and ADI and Hittite. These announcements made big waves in the industry but it was not over. Now Murata, an $8.4 billion wireless giant, has announced it is acquiring Peregrine.

I was able to talk with Duncan Pilgrim, VP of marketing at Peregrine, this morning, and he stated that the intent of the acquisition is for Peregrine to maintain its brand and be operated as a subsidiary of Murata. Murata does about half of its business in the communications market as one of the largest suppliers of modules in the world. They also have significant business in the automotive, computer, audio/visual and home appliance markets. They are strong in the area of passive component/module technologies like filtering and switching but already use Peregrine active devices in their products so it seems like a great match. Peregrine is strong in the active device technologies so matching the two should be a winning strategy.

Peregrine has made a strong play this year raising their profile and releasing some ground breaking products such as the Global 1 reconfigurable RF handset front end and high power limiters to add to their already industry leading switching product portfolio. For years I thought that ltraCMOS would just be used for control products, but they have extended the process nicely into power products. It was interesting that the Global 1 process was done on lower cost SOI UltraCMOS while the other high performance products remain on the original SOS process. We actually have an upcoming webinar about intelligent integration that will explore how to use their technologies in various applications. Let me know what your thoughts are on all of this industry consolidation.

Murata to Buy RF IC Vendor
Peregrine for $471M
Gains access to Peregrine’s advanced RF-SOI Process

Ismini Scouras
8/25/2014 11:42 AM EDT

NEW YORK -- Passive component powerhouse, Japan’s Murata Manufacturing Co. Ltd., has taken a major step to expand its RF component and wireless business with a $471 million deal to acquire fabless RF IC maker Peregrine Semiconductor Corp.

Murata, which makes RF modules and filters, will gain access to Peregrine’s advanced RF-SOI (silicon-on-insulator) process technology and RF front-end capabilities, as well as its broad IP portfolio consisting of 180 filed and pending patents. For Peregrine, which will become a wholly owned subsidiary of Murata, the deal will help accelerate its efforts to push widespread adoption of an integrated, all-CMOS RF front-end.

“There are tremendous potential opportunities for the two companies. The core capabilities are very complementary. Murata is the leader in filter and packaging technology, and Peregrine is the leader is RF-SOI technology and RF products,” said Duncan Pilgrim, Peregrine's vice president of marketing.

He added that there are there are also market synergies within the Communications, automotive, and consumer markets, which will allow the combined company “to expand its footprint within these markets.”

The companies are no strangers. In fact, Murata is Peregrine’s largest customer, and has been a licensee of Peregrine’s patents and UltraCMOS technology for several years. Last year, Murata agreed to source its RF switches and components from San Diego based Peregrine in exchange for a license to purchase or manufacture its RF CMOS IP. It also planned to combine Peregrine’s switches and tunable components manufactured using silicon-on-sapphire (SOS), a more expensive variant of RF SOI, with Murata’s filter and packaging technology into an RF front-end solution.

Peregrine’s UltraCMOS RF ICs are manufactured using either SOS technology or enhanced SOI as the insulating substrates. Peregrine’s SOS-based RF chips are manufactured on a foundry basis at South Korea-based Magnachip. More recently, however, Peregrine began to push its lower-cost RF SOI process. It began to sample its first RF switches manufactured on its UltraCMOS 10 RF SOI technology process at its foundry partner, GlobalFoundries of Santa Clara, Calif. UltraCMOS 10 RF SOI is based on 130nm process technology using 200 mm wafers from GlobalFoundries.

It also recently rolled out the first reconfigurable RF front-end, UltraCMOS Global 1, enabling 4G LTE platform providers and OEMs to cut costs by creating a single-SKU design for global markets. With Peregrine’s RF front-end capabilities and SOI process technology, Murata will shore up its RF component supply chain, with the potential of becoming one of the leading suppliers of RF parts to the smartphone and wireless device markets.

“The RF industry continues to consolidate, and Peregrine and Murata customers are looking for a ‘one-stop solution’ for all of their RF needs,” Pilgrim said. Indeed, the RF chip market is experiencing an unprecedented level of consolidation. For example two major chip companies -- TriQuint Semiconductor Inc. and RF Micro Devices Inc. -- announced a $1.6 billion all-stock merger earlier this year that is expected to create a wireless component powerhouse capable of providing all of the critical RF building blocks required to simplify handset and equipment design. Analog Devices Inc. also expanded its RF business with its $2 billion cash deal to acquire RF chipmaker Hittite Microwave Corp. in June 2013. (See Analog Devices' $2 Billion RF Buy.)